EXHIBIT 5

                                February 7, 1997

The York Group, Inc.
9430 Old Katy Road
Houston, Texas 77055

Ladies and Gentlemen:

        We have acted as counsel for The York Group, Inc., a Delaware corporation (the "Company"), in connection with the registration, pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, of the offering and sale to certain employees and directors of the Company of up to 550,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), which may be issued upon the exercise of certain stock options (the "Options") which may be granted under the Company's 1996 Employee Stock Option Plan and 1996 Independent Director Stock Option Plan.

        In such capacity we have examined the corporate documents of the Company, including its Certificate of Incorporation, its Bylaws and resolutions adopted by its board of directors and committees thereof. We have also examined the Registration Statement, together with the exhibits thereto, and such other documents which we have deemed necessary for the purposes of expressing the opinion contained herein. We have relied upon representations made by and certificates of officers of the Company and public officials with respect to certain facts material to our opinion. We have made no independent investigation regarding such representations and certificates.

        Based upon the foregoing, we are of the opinion that when the Options have been duly exercised in accordance with their respective terms, the Common Stock issued thereupon will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,

                               LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P.